Exhibit 21

SUBSIDIARIES OF BROWN-FORMAN CORPORATION
As of April 30, 2024

State or Jurisdiction
Name	Of Incorporation
Amercain Investments, C.V.	Netherlands
AMG Trading, L.L.C.	Delaware
The BenRiach Distillery Company Limited	Scotland
Brown-Forman Australia Pty. Ltd.	Australia
Brown-Forman Beverages Europe, Ltd.	United Kingdom
Brown-Forman Beverages Worldwide, Comercio de Bebidas Ltda.	Brazil
Brown-Forman Deutschland GmbH	Germany
Brown-Forman France	France
Brown-Forman Holding Mexico S.A. de C.V.	Mexico
Brown-Forman Hungary 1 Kft.	Hungary
Brown-Forman Korea Ltd.	Korea
Brown-Forman Netherlands, B.V.	Netherlands
Brown-Forman Polska Sp. z o.o.	Poland
Brown-Forman Scotland Limited	Scotland
Brown-Forman Spain, S.L.	Spain
Brown-Forman Spirits (Shanghai) Co., Ltd.	China
Brown-Forman Spirits Trading, L.L.C.	Turkey
Brown-Forman Tequila Mexico, S. de R.L. de C.V.	Mexico
Diplomatico Branding Unipessoal, Lda.	Portugal
International Rum & Spirits Distributors Unipessoal, S.A.	Portugal
Jack Daniel Distillery, Lem Motlow, Prop., Inc.	Tennessee
Valle de Amatitan, S.A. de C.V.	Mexico
The names of certain subsidiaries are omitted from the above listing because such subsidiaries, considered in the aggregate as a single subsidiary, would not constitute a "significant subsidiary" under Rule 1-02(w) of Regulation S-K.